Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-182028, 333-166845, 333-166450, 333-144383, 333-127519, 333-116971, 333-67444, 333-67448, 333-35355, 333-10505, 333-10507 and Form S-3 Nos. 333-169136, 333-59390, 333-44218, and 333-00667) of Quidel Corporation of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

San Diego, California

February 27, 2014